Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE APPOINTS GERALD W. HADDOCK AS BOARD MEMBER

Dallas and Scottsdale, Arizona and Dallas (January 11, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced Gerald W. Haddock has been named to the Company’s Board of Directors.

Meritage Co-chairman and Co-CEO John R. Landon stated, “Meritage welcomes Gerald to our Board.  He is extremely well-qualified, with extensive experience in structuring and negotiating corporate and real estate transactions.”

Haddock is the founder of Haddock Enterprises, L.L.C.  He formerly served as President and CEO of Crescent Real Estate Equities, and during his tenure, was named by Realty Stock Review as the “Outstanding CEO of the Year” three years in a row.  In 1998, Mr. Haddock was named “REIT Executive of the Year” by the Commercial Property News.  He is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a NYSE listed company.  He also serves on the Board of Directors of Baylor University’s Baylor Foundation and the New York University Graduate Tax Program National Board of Advisors.

“Gerald brings with him a wealth of knowledge in the real estate industry and in the operations of large publicly held companies,” added Steven J. Hilton, Meritage Co-chairman and Co-CEO.  “We believe the Company will benefit greatly from his experience as we continue to grow.”

Meritage Announces Appointment of Gerald W. Haddock

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  Fortune Magazine recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list as part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return.  In its 18-year history the Company has built approximately 35,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top ten single-family housing markets in the country.  For more information about the Company, please visit the Meritage web site is located at www.meritagehomes.com.

###